Exhibit 99.1

Photo Release -- Ethan Allen Unveils New Showroom in Germany

DANBURY, Conn., Sept. 23, 2015 (GLOBE NEWSWIRE) -- America’s classic design brand Ethan Allen (NYSE:ETH) has partnered with Hannover, Germany’s preeminent furniture retailer Möbel Hesse to open a distinctive new Ethan Allen showroom in the store’s luxurious Ambiente area.

A photo accompanying this announcement is available at http://www.globenewswire.com/NewsRoom/AttachmentNg/2eacceba-8bb7-4d70-a3dd-6558bbece1a1

The showroom was unveiled on September 17 during Möbel Hesse’s 70-year anniversary celebration where guests, including regarded dignitaries and illustrious media personalities, came to mark the milestone and get a first look at the Ethan Allen space.

“Möbel Hesse is an excellent location for showcasing our elegant designs to German shoppers seeking extraordinary styles for their homes,” says Ethan Allen’s Chairman, President, and CEO Farooq Kathwari. “We are proud to partner with a reputable brand that shares our vision and commitment to remarkable quality, design, and craftsmanship.”

Möbel Hesse is the region’s premier design destination, spanning 500,000 square feet and featuring dozens of showrooms from home design brands around the world.

The Ethan Allen showroom at Möbel Hesse is a modern retail concept for the formidable brand and showcases a curated selection of elegant, fashionable designs to suit the tastes and lifestyles of the area’s sophisticated consumers. Styles being offered include upholstery and wood furniture pieces, art, rugs, lighting, mirrors, and decorative accents. Shoppers will also have access to Ethan Allen’s unparalleled selection of custom options to personalize their styles.

Ethan Allen Interiors Inc. (NYSE:ETH) is a leading interior design company and manufacturer and retailer of quality home furnishings. The company offers complimentary interior design service to its clients and sells a full range of furniture products and decorative accessories through ethanallen.com and a network of approximately 300 Design Centers in the United States and abroad. Ethan Allen owns and operates eight manufacturing facilities including five manufacturing plants and one sawmill in the United States plus one plant each in Mexico and Honduras. Approximately seventy percent of its products are made in its North American plants. www.ethanallen.com. Follow Ethan Allen: Facebook, Pinterest, Twitter, Houzz, You Tube, Instagram, Google Plus

 PRESS CONTACT:

November Rawlings

nrawlings@ethanalleninc.com

203.743.8293